Exhibit 10.4

FORM OF TAX MATTERS AGREEMENT

between

FMC CORPORATION

and

LIVENT CORPORATION

Dated as of [—], 2018

i

FORM OF TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [●], 2018 between FMC Corporation (“Parent”), a Delaware corporation, on behalf of itself and the members of the Parent Group, and Livent Corporation (“Livent”), a Delaware corporation, on behalf of itself and the members of the Lithium Group.

WITNESSETH:

WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the Lithium Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) with certain members of the Parent Group;

WHEREAS, Parent and Livent have entered into a Separation and Distribution Agreement, dated as of the date hereof, as amended, modified or supplemented from time to time (the “Separation and Distribution Agreement”), pursuant to which the Contribution, the Distribution, the Separation Payment and other related transactions will be consummated;

WHEREAS, the Pre-IPO Restructuring Transactions, together with the Contribution, the Distribution and the Separation Payment are intended to qualify for the Intended Tax-Free Treatment; and

WHEREAS, Parent and Livent desire to set forth their agreement on the rights and obligations of Parent, Livent and the members of the Parent Group and the Lithium Group respectively, with respect to (A) the administration and allocation of federal, state, local and foreign Taxes incurred in Taxable periods beginning prior to the Distribution Date, as defined below, (B) Taxes arising prior to, at the time of, and subsequent to the IPO, or resulting from the Distribution and transactions effected in connection with the Distribution and (C) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

Section 1.    Definitions.

(a)    For the purposes of this Agreement the following terms shall have the following meanings; provided that capitalized terms used but not otherwise defined in this Section 1 shall have the respective meanings ascribed to such terms in the Separation and Distribution Agreement:

“Active Trade or Business” has the meaning ascribed to the Lithium Business in the Separation and Distribution Agreement.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, common law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Business Day” has the meaning set forth in the Separation and Distribution Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a Taxable period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Taxable period, as if the Distribution Date were the last day of the Taxable period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Taxable period following the Distribution, as determined by Parent in accordance with Applicable Law; provided that Taxes not based upon or measured by net or gross income or specific events shall be apportioned between the Pre- and Post-Distribution Periods on a pro rata basis in accordance with the number of days in each Taxable period.

“Code” has the meaning set forth in the Separation and Distribution Agreement.

“Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the Parent Group and at least one member of the Lithium Group.

“Combined Income Tax Return” means a Tax Return filed in respect of federal, state, local or foreign Income Taxes for a Combined Group.

“Company” means Parent or Livent (or the appropriate member of each of their respective Groups), as appropriate.

“Contribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Effective Time” means the time established by Parent as the effective time of the Distribution, New York time, on the Distribution Date.

“Distribution Taxes” means any Taxes incurred solely as a result of the failure of the Intended Tax-Free Treatment of the Pre-IPO Restructuring Transactions, Contribution, the Distribution or the Separation Payment.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Due Date” has the meaning set forth in Section 12(a).

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Escheat Payment” means any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat or similar law.

“Existing GRAs” has the meaning set forth on Schedule A to this Agreement.

“Final Determination” means (i) a decision, judgment, decree, or other order by any court of competent jurisdiction, which has become final, (ii) any final determination of liability in respect of a Tax that, under Applicable Tax Law, is not subject to further appeal, review or modification through proceedings or otherwise, or (iii) the payment of any Tax by any member of the Parent Group or any member of the Lithium Group, whichever is responsible for payment of such Tax under Applicable Tax Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, that the provisions of Section 15 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.

“Foreign Livent Subsidiary” means any member of the Lithium Group that is a “controlled foreign corporation” (as defined in Section 957 of the Code) with respect to which any member of the Parent Group is a “United States shareholder” (as defined in Section 951(b) of the Code) during the Taxable year of Parent that includes the Distribution Date.

“Governmental Authority” has the meaning set forth in the Separation and Distribution Agreement.

“Group” has the meaning set forth in the Separation and Distribution Agreement.

“Income Tax” means any U.S. federal, state, local or foreign Tax that is, in whole or in part, based on or measured by net income or gains.

“Indemnifying Party” means the party from which another party is entitled to seek indemnification pursuant to the provisions of Section 11.

“Indemnitee” means the party which is entitled to seek indemnification from another party pursuant to the provisions of Section 11.

“Intended Tax-Free Treatment” means the qualification of (i) the Contribution and the Distribution, taken together (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code, (c) as a transaction in which Parent will recognize no income or gain for U.S. federal income tax purposes with respect to the Separation Payment by reason of Sections 355 and 361 of the Code and (d) as a transaction in which Parent, the Company and the holders of Parent Common Stock recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of Parent and the Company, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code and (ii) the transactions described on Schedule A as being free from Tax to the extent set forth therein.

“Interim Period” means any Taxable period (or portion thereof) beginning after December 31, 2017 and ending on or before the date that is the last date on which Livent qualifies as a member of the Parent Group.

“IPO” has the meaning set forth in the Separation and Distribution Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Tax Return” means any (i) Combined Income Tax Return or (ii) Tax Return that includes Income Tax Items attributable to both the Parent Business and the Lithium Business.

“Lithium Business” has the meaning set forth in the Separation and Distribution Agreement.

“Lithium Group” has the meaning set forth in the Separation and Distribution Agreement.

“Livent Carried Item” means any Tax Attribute of the Lithium Group that may or must be carried from one Taxable period to another prior Taxable period, or carried from one Taxable period to another subsequent Taxable period, under the Code or other Applicable Tax Law.

“Livent Common Stock” has the meaning set forth in the Separation and Distribution Agreement.

“Livent Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to the capital stock of Livent that are granted on or prior to the Distribution Effective Time by any member of the Lithium Group in connection with employee, independent contractor or director compensation or other employee benefits.

“Livent Disqualifying Action” means (a) any action (or the failure to take any action) by any member of the Lithium Group after the Distribution Effective Time (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution Effective Time involving the capital stock of Livent or any assets of any member of the Lithium Group or (c) any breach by any member of the Lithium Group after the Distribution Effective Time of any representation, warranty or covenant made by them in this Agreement that, in each case, would affect the Intended Tax-Free Treatment; provided, however, that the term “Livent Disqualifying Action” shall not include any action entered into pursuant to any Transaction Document (other than this Agreement) or that is undertaken pursuant to the Contribution, the Distribution or the Separation Payment.

“Livent Separate Income Tax Return” means any Income Tax Return that is required to be filed by, or with respect to, any member of the Lithium Group that is not a Combined Income Tax Return.

“Livent” has the meaning set forth in the preamble.

“Non-Income Tax” means any Tax that is not an Income Tax.

“Parent Business” has the meaning set forth in the Separation and Distribution Agreement.

“Parent Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units or other rights with respect to Parent stock that are granted on or prior to the Distribution Date by any member of the Parent Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“Parent Group” has the meaning set forth in the Separation and Distribution Agreement.

“Parent Separate Income Tax Return” means any Income Tax Return that is required to be filed by, or with respect to, a member of the Parent Group that is not a Combined Income Tax Return.

“Parent” has the meaning ascribed thereto in the preamble.

“Past Practices” has the meaning set forth in Section 4(c)(i).

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“Post-2017 Period” means any Taxable period beginning after December 31, 2017.

“Post-Distribution Period” means any Taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-2018 Period” means any Taxable period ending on or before December 31, 2017.

“Pre-Distribution Period” means any Taxable period (or portion thereof) ending on or before the Distribution Date.

“Pre-IPO Restructuring Transactions” has the meaning set forth in the Separation and Distribution Agreement.

“Section 336(e) Election” has the meaning set forth in Section 10(a).

“Section 9(b)(iv)(F) Acquisition Transaction” has the meaning set forth in Section 9(b)(iv)(F).

“Separation and Distribution Agreement” has the meaning set forth in the recitals.

“Separation Date” has the meaning set forth in the Separation and Distribution Agreement.

“Separation Payment” has the meaning set forth in the Separation and Distribution Agreement.

“Tax Arbiter” has the meaning set forth in Section 20.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.

“Tax Benefit Recipient” has the meaning set forth in Section 8(c).

“Tax Benefit” means any refund, credit, offset or other reduction in otherwise required Tax payments.

“Tax Counsel” means Davis Polk & Wardwell LLP.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Opinion” has the meaning set forth in the Separation and Distribution Agreement.

“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suits, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax Representation Letters” means the representations provided by Livent and Parent to Tax Counsel in connection with the rendering by Tax Counsel of the Tax Opinion.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Taxing Authority, including any amendment thereof, appendix, schedule or attachment thereto.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, any Escheat Payment), together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the Parent Group or the Lithium Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Taxing Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Tax-Related Losses” means, with respect to any Taxes imposed pursuant to any settlement, determination, judgment or otherwise, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes and (ii) all damages, costs, and expenses associated with stockholder litigation or controversies and any amount paid by any member of the Parent Group or any member of the Lithium Group in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Intended Tax-Free Treatment of the Pre-IPO Restructuring Transactions, the Contribution, the Distribution or the Separation Payment.

“Transaction Documents” has the meaning set forth in the Separation and Distribution Agreement.

“Transfer Taxes” means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the Parent Group or any member of the Lithium Group in connection with the Pre-IPO Restructuring Transactions, the Contribution, the Distribution or the Separation Payment.

(b)    Any term used in this Agreement which is not defined in this Agreement or the Separation and Distribution Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.

Section 2.    Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Parent Group, on the one hand, and any member of the Lithium Group, on the other hand, if not previously terminated, shall be terminated as of the Separation Date without any further action by the parties thereto. Following the Separation Date, no member of the Lithium Group or the Parent Group shall have any further rights or liabilities thereunder, and, except for Section 8.06(c) of the Separation and Distribution Agreement, Section 9.02 of the Employee Matters Agreement, Section 3.04 of the Transition Services Agreement, this Agreement shall be the sole Tax sharing agreement between the members of the Lithium Group on the one hand, and the members of the Parent Group, on the other hand.

Section 3.    Allocation of Taxes.

(a)    General Allocation Principles. Except as provided in Section 3(c), all Income Taxes shall be allocated as follows:

(i)    Allocation of Income Taxes Reflected on Joint Tax Returns. Parent shall be allocated all Income Taxes reported, or required to be reported, on any Joint Tax Return that any member of the Parent Group or Lithium Group files or is required to file under the Code or Applicable Law; provided, however, that to the extent that any such Joint Tax Return includes any Tax Item attributable to (A) any member of the Lithium Group or (B) the Lithium Business, in each case, for any Post-2017 Period (including any Interim Period), Livent shall be allocated all Income Taxes attributable to such Tax Items.

(ii)    Allocation of Income Taxes Reflected on Separate Income Tax Returns.

(A)    Parent shall be allocated all Taxes attributable to members of the Parent Group and reported, or required to be reported, on a Parent Separate Income Tax Return (other than a Parent Separate Income Tax Return that is a Joint Tax Return).

(B)    Livent shall be allocated all Taxes attributable to members of the Lithium Group and reported, or required to be reported, on a Livent Separate Income Tax Return (other than a Livent Separate Income Tax Return that is a Joint Tax Return).

(iii)    Allocation of Non-Income Taxes. Livent shall be allocated all Non-Income Taxes attributable to the Lithium Business, and Parent shall be allocated all Non-Income Taxes attributable to the Parent Business.

(iv)    Taxes Not Reported on Tax Returns. Livent shall be allocated any Tax attributable to any member of the Lithium Group that is not required to be reported on a Tax Return, and Parent shall be allocated any Tax attributable to any member of the Parent Group that is not required to be reported on a Tax Return.

(b)    Allocation Conventions.

(i)    Income Taxes reported, or required to be reported, on any Joint Tax Return attributable to the Lithium Business for all Interim Periods shall be allocated based on the hypothetical taxable income of the Lithium Group, determined as if it were a separate group from the Parent Group and all of the Lithium Business were included in such Lithium Group.

(ii)    Any Tax Item of Livent or any member of the Lithium Group arising from a transaction engaged in outside the ordinary course of business on the Distribution Date after the Distribution Effective Time shall be allocable to Livent and any such transaction by or with respect to Livent or any member of the Lithium Group occurring after the Distribution Effective Time shall be treated for all Tax purposes (to the extent permitted by Applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulations

Section 1.1502-76(b) (assuming no election is made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (relating to a ratable allocation of a year’s Tax Items)); provided that the foregoing shall not include any action that is undertaken pursuant to the Contribution, the Distribution or the Separation Payment.

(c)    Special Allocation Rules. Notwithstanding any other provision in this Section 3, the following Taxes shall be allocated as follows:

(i)    Transfer Taxes. Transfer Taxes shall be allocated 100% to Livent.

(ii)    Taxes Relating to Parent Compensatory Equity Interests. Any Tax liability (including, for the avoidance of doubt, the satisfaction of any withholding Tax obligation) relating to the issuance, exercise, vesting or settlement of any Parent Compensatory Equity Interest shall be allocated in a manner consistent with Section 9.02(b) of the Employee Matters Agreement.

(iii)    Distribution Taxes and Tax-Related Losses. Any liability for Distribution Taxes and Tax-Related Losses resulting from a Livent Disqualifying Action shall be allocated in a manner consistent with Section 11(a)(iii).

(iv)    Section 965 Taxes. Any installment payments required to be made pursuant to the election made by a member of the Parent Group or a member of the Lithium Group (that was a member of such Lithium Group prior to the Separation Date) under Section 965(h) of the Code, and any adjustments thereto, shall be allocated to Parent.

Section 4.    Preparation and Filing of Tax Returns.

(a)    Responsibility for Preparing Returns.

(i)    Parent Prepared Returns. Parent shall prepare, or cause to be prepared, all (i) Joint Tax Returns and (ii) Parent Separate Income Tax Returns. To the extent that any member of the Lithium Group is included in any Joint Tax Return for a Taxable period that includes the Distribution Date, Parent shall include in such Joint Tax Return the results of such member of the Lithium Group on the basis of the Closing of the Books Method to the extent permitted by Applicable Tax Law. If a member of the Lithium Group is responsible for the filing of any such Tax Return under Applicable Tax Law, Parent shall, subject to the procedures set forth in Section 4(b), deliver such prepared Tax Return to Livent reasonably in advance of the applicable filing deadline.

(ii)    Livent Prepared Returns. Livent shall prepare, or cause to be prepared, any Livent Separate Income Tax Return (other than a Livent Separate Income Tax Return that is a Joint Tax Return) for any Interim Period.

(iii)    Transfer Tax Returns. Livent shall prepare and file (or cause to be prepared and filed) all Transfer Tax Returns. If required by Applicable Law, Parent shall, and shall cause its Affiliates to, cooperate in preparing and filing, and join in the execution of, any such Tax Returns.

(b)    Cooperation.

(i)    Determination of Responsible Party. Parent, in consultation with Livent, shall determine which of them or their respective Affiliates is required to file any Joint Tax Return or Separate Income Tax Return under Applicable Tax Law.

(ii)    Provision of Information; Timing. Livent shall maintain all necessary information for Parent (or any of its Affiliates) to file any Tax Return that Parent is required or permitted to file under this Section 4, and shall provide to Parent all such necessary information in accordance with the Parent Group’s past practice.

(iii)    Right to Review Livent Separate Income Tax Returns. Parent shall submit to Livent, at Livent’s request, a draft of, and related workpapers for, any Livent Separate Income Tax Return that is a Joint Tax Return. Livent shall submit to Parent a draft of, and related workpapers for, any Livent Separate Income Tax Return prepared by Livent, to the extent Livent is required, or permitted pursuant to Section 6(c), to carry back a Livent Carried Item from a Post-Distribution Period to a Joint Tax Return in respect of a Pre-2018 Period or an Interim Period. The party responsible for preparing (or causing to be prepared) the relevant Tax Return shall (x) use its reasonable best efforts to make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return and (y) use reasonable efforts to have such Tax Return modified before filing, taking into account the Person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability allocable to the requesting party with respect to such Return is material. The parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

(c)    Special Rules Relating to the Preparation of Tax Returns.

(i)    General Rule. Except as provided in this Section 4(c)(i), Livent shall prepare (or cause to be prepared) any Tax Return for which it is responsible under this Section 4 in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the members of the Parent Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, as directed by Parent.

(ii)    Consistency with Intended Tax-Free Treatment. All Tax Returns that include any member of the Parent Group or any member of the Lithium Group shall be prepared in a manner that is consistent with the Intended Tax-Free Treatment.

(iii)    Livent Separate Income Tax Returns. With respect to any Livent Separate Income Tax Return for which Livent is responsible pursuant to this Agreement, Livent and the other members of the Lithium Group shall include such Tax Items in such Livent Separate Income Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which Parent is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(iv)    Election to File Joint Tax Returns. Parent shall have the sole discretion to file any Joint Tax Return if the filing of such Tax Return is elective under Applicable Tax Law. Each member of the relevant Combined Group shall execute and file all applicable consents, elections and other documents as may be required, appropriate or otherwise requested by Parent in connection with the filing of such Joint Tax Returns.

(d)    Payment of Taxes. Parent shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Parent Group is responsible under this Section 4, and Livent shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Lithium Group is responsible under this Section 4. If any member of the Parent Group is required to make a payment to a Taxing Authority for Taxes allocated to Livent under Section 3, Livent shall pay the amount of such Taxes to Parent in accordance with Section 11 and Section 12. If any member of the Lithium Group is required to make a payment to a Taxing Authority for Taxes allocated to Parent under Section 3, Parent shall pay the amount of such Taxes to Livent in accordance with Section 11 and Section 12.

Section 5.    Apportionment of Earnings and Profits and Tax Attributes.

(a)    Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the Parent Group and the members of the Lithium Group in accordance with Parent’s historical practice (including historical methodologies for making corporate allocations), the Code, Treasury Regulations, and any applicable state, local and foreign law, as determined by Parent in its sole discretion.

(b)    Parent shall in good faith advise Livent as soon as reasonably practicable after the close of the relevant Taxable period in which the Distribution occurs in writing of the portion, if any, of any earnings and profits, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute which Parent determines shall be allocated or apportioned to the members of the Lithium Group under Applicable Tax Law. All members of the Lithium Group shall prepare all Tax Returns in accordance with such written notice. In the event of an adjustment to the earnings and profits, any Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute determined by Parent, Parent shall promptly notify Livent in writing of such adjustment. For the avoidance of doubt, Parent shall not be liable to any member of the Lithium Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Tax Law, provided such determination was made in good faith.

(c)    Except as otherwise provided herein, to the extent that the amount of any earnings and profits, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute allocated to members of the Parent Group or the Lithium Group pursuant to Section 5(b) is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such earnings and profits, Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute was allocated pursuant to this Section 5, as determined by Parent in good faith.

Section 6.    Utilization of Tax Attributes.

(a)    Amended Returns. Any amended Tax Return or claim for a refund with respect to any member of the Lithium Group may be made only by the party responsible for preparing the original Tax Return with respect to such member of the Lithium Group pursuant to Section 4.

(b)    Parent Discretion. Livent hereby agrees that Parent shall be entitled to determine in its sole discretion whether to (x) file or to cause to be filed any claim for a refund or adjustment of Taxes with respect to any Joint Tax Return in order to claim in any Pre-Distribution Period any Livent Carried Item, (y) make or cause to be made any available elections to waive the right to claim in any Pre-Distribution Period, with respect to any Combined Income Tax Return, any Livent Carried Item, and (z) make or cause to be made any affirmative election to claim in any Pre-Distribution Period any Livent Carried Item. Subject to Section 6(c), Livent shall submit a written request to Parent in order to seek Parent’s consent with respect to any of the actions described in this Section 6(b).

(c)    Livent Carrybacks to Combined Income Tax Returns.

(i) Each member of the Lithium Group shall elect, to the extent permitted by Applicable Tax Law, to forgo the right to carry back any Livent Carried Item from a Post-Distribution Period to any Joint Tax Return in respect of a Pre-2018 Period or an Interim Period, except to the extent that (i) a member of the Lithium Group determines that it is required by Applicable Tax Law to carry back a Livent Carried Item to a Tax Return in respect of a Pre-2018 Period or an Interim Period, in which case it shall notify Parent in writing of such determination at least 90 days prior to filing the Tax Return on which such carryback will be reflected or (ii) Parent consents to such carryback. If Parent disagrees with any determination made by a member of the Lithium Group in respect of clause (i) of the preceding sentence, the parties shall resolve their disagreement pursuant to the procedures set forth in Section 20. Parent shall consider in good faith any request by Livent to carry back a Livent Carried Item; provided, that Parent shall have no obligation to consent to any carryback that would reasonably be expected to result in a Tax refund to the Lithium Group that does not exceed $500,000.

(ii) Any Tax refund arising from any carryback of any Livent Carried Item to a Joint Tax Return for any Pre-2018 or Interim Period shall be for Parent’s account, unless Parent consents otherwise, which consent may be subject to such conditions as Parent determines in its good faith discretion (including, for example, Livent bearing all associated costs and expenses and retaining an accounting firm that is acceptable to Parent in connection therewith).

(d) Carryforwards to Separate Income Tax Returns. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5, and is carried forward or back to a Livent Separate Income Tax Return, any Tax Benefits arising from such carryforward shall be retained by the Lithium Group. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5, and is carried forward or back to a Parent Separate Income Tax Return, any Tax Benefits arising from such carryforward or carryback shall be retained by the Parent Group.

Section 7.    Deductions and Reporting for Certain Awards.

(a)    Deductions. To the extent permitted by Applicable Tax Law, Income Tax deductions with respect to the issuance, exercise, vesting or settlement after the Distribution Date of any Parent Compensatory Equity Interests or Livent Compensatory Equity Interests shall be claimed (A) in the case of an active officer or employee, solely by the Group that employs such Person at the time of such issuance, exercise, vesting, or settlement, as applicable; (B) in the case of a former officer or employee, solely by the Group that was the last to employ such Person; and (C) in the case of a director or former director (who is not an officer or employee or former officer or employee of a member of either Group), (x) solely by the Parent Group if such person was, at any time before or after the Distribution, a director of any member of the Parent Group, and (y) in any other case, solely by the Lithium Group.

(b)    Withholding and Reporting. All applicable withholding and reporting responsibilities (including all income, payroll or other Tax reporting related to income to any current or former employees) with respect to the issuance, exercise, vesting or settlement of any Parent Compensatory Equity Interests or Livent Compensatory Equity Interests shall be the responsibility of the party to which such responsibility has been prescribed by Section 9.02(b) of the Employee Matters Agreement. Parent and Livent acknowledge and agree that the parties shall cooperate with each other and with third-party providers to effectuate withholding and remittance of Taxes, as well as required Tax reporting, in a timely manner.

Section 8.    Tax Benefits.

(a)    Parent Tax Benefits. Parent shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest thereon actually received) received by any member of the Parent Group or any member of the Lithium Group, other than any Tax Benefits (or any amounts in respect of Tax Benefits) to which Livent is entitled pursuant to Section 8(b). Livent shall not be entitled to any Tax Benefits received by any member of the Parent Group or the Lithium Group, except as set forth in Section 8(b).

(b)    Livent Tax Benefits. Livent shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest thereon actually received) received by any member of the Parent Group or any member of the Lithium Group after the Distribution Date with respect to any Tax allocated to a member of the Lithium Group under this Agreement (including, for the avoidance of doubt, any amounts allocated to Livent pursuant to Section 3(c)(iii)), other than any Tax Benefits resulting from a Livent Carried Item, which shall be governed by Section 6(c).

(c)    A Company receiving (or realizing) a Tax Benefit to which another Company is entitled hereunder (a “Tax Benefit Recipient”) shall pay over the amount of such Tax Benefit (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Benefit and any other reasonable costs) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Benefit Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed.

Section 9.    Certain Representations and Covenants.

(a)    Representations.

(i)    Livent and each other member of the Lithium Group represents that as of the date hereof, and covenants that as of the Distribution Date, there is no plan or intention:

(A)    to liquidate Livent or to merge or consolidate any member of the Lithium Group with any other Person subsequent to the Distribution;

(B)    to sell or otherwise dispose of any material asset of any member of the Lithium Group, except in the ordinary course of business;

(C)    to take or fail to take any action in a manner that is inconsistent with the written information and representations furnished by Livent to Tax Counsel in connection with the Tax Representation Letters or Tax Opinion;

(D)    to repurchase stock of Livent other than in a manner that satisfies the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) and consistent with any representations made to Tax Counsel in connection with the Tax Representation Letters;

(E)    to take or fail to take any action in a manner that management of Livent knows, or should know, is reasonably likely to contravene any Existing GRA or (ii) any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Lithium Group is a party; or

(F)    to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) that could reasonably be expected to cause the Distribution to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire directly or indirectly Livent stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code.

(b)    Covenants.

(i)    Livent shall not, and shall not permit any other member of the Lithium Group to, take or fail to take any action that constitutes a Livent Disqualifying Action.

(ii)    Livent shall not, and shall not permit any other member of the Lithium Group to, take or fail to take any action that is inconsistent with the information and representations furnished by Livent to Tax Counsel in connection with the Tax Representation Letters or Tax Opinion;

(iii)    Livent shall not, and shall not permit any other member of the Lithium Group to, take or fail to take any action in a manner that management of Livent knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Lithium Group or the Parent Group is a party;

(iv)    During the two-year period following the Distribution Date:

(A)    Livent shall (v) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (w) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (x) cause each other member of the Lithium Group whose Active Trade or Business is relied upon for purposes of qualifying the Distribution for the Intended Tax-Free Treatment to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other Applicable Tax Law, (y) not engage in any transaction or permit any other member of the Lithium Group to engage in any transaction that would result in a member of the Lithium Group described in clause (x) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code or such other Applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (v) through (y) hereof, and (z) not dispose of or permit a member of the Lithium Group to dispose of, directly or indirectly, any interest in a member of the Lithium Group described in clause (x) hereof or permit any such member of the Lithium Group to make or revoke any election under Treasury Regulation Section 301.7701-3;

(B)    Livent shall not repurchase stock of Livent in a manner contrary to the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations made by Livent to Tax Counsel in connection with the Tax Representation Letters;

(C)    Livent shall not, and shall not agree to, merge, consolidate or amalgamate with any other Person;

(D)    Livent shall not, and shall not permit any other member of the Lithium Group to, or to agree to, sell or otherwise issue to any Person any Equity Interests of Livent or of any other member of the Lithium Group (other than sales or issuances of Equity Interests of a member of the Lithium Group other than Livent to another member of the Lithium Group); provided, however, that Livent may issue Equity Interests to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d);

(E)    Livent shall not, and shall not permit any other member of the Lithium Group to (I) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of Livent, (II) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of Livent or (III) approve or otherwise permit any proposed business combination or any transaction which, in the cause of clauses (I) or (II), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) directly or indirectly stock representing a 40% or greater interest, by vote or value, in Livent (or any successor thereto) (any such transaction, a “Proposed Acquisition Transaction”); provided further that any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in the restrictions in this clause (viii) and the interpretation thereof;

(F)    if any member of the Lithium Group proposes to enter into any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40% (a “Section 9(b)(iv)(F) Acquisition Transaction”) or, to the extent Livent has the right to prohibit any Section 9(b)(iv)(F) Acquisition Transaction, proposes to permit any Section 9(b)(iv)(F) Acquisition Transaction to occur, in each case, Livent shall provide Parent, no later than 10 Business Days following the signing of any written agreement with respect to the Section 9(b)(iv)(F) Acquisition Transaction, a written description of such transaction (including the type and amount of Equity Interests of Livent to be issued in such transaction) and a certificate of the board of directors of Livent to the effect that the Section 9(b)(iv)(F) Acquisition Transaction is not a Proposed Acquisition Transaction.

(G)    Livent shall not, and shall not permit any other member of the Lithium Group to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of Livent (including, without limitation, through the conversion of one class of Equity Interests of Livent into another class of Equity Interests of Livent).

(v)    Livent shall not take or fail to take, or permit any other member of the Lithium Group to take or fail to take, any action which prevents or could reasonably be expected to result in Tax treatment that is inconsistent with the Intended Tax-Free Treatment.

(vi)    With respect to any Foreign Livent Subsidiary, Livent shall not, and shall not permit any other member of the Lithium Group to, for the period after the Distribution Date through December 31, 2019:

(A)    make or change any Tax election, amend any Tax Return, change any method of Tax accounting or change the Taxable period of any Foreign Livent Subsidiary for any Tax year for U.S. or foreign tax reporting purposes that includes the Distribution Date;

(B)    cause or permit a distribution (within the meaning of Section 301 of the Code) to be made with respect to the capital stock of any Foreign Livent Subsidiary;

(C)    make or cause to be made any investment in U.S. property within the meaning of Section 956 of the Code; or

(D)    restructure the business of any Foreign Livent Subsidiary or engage in any extraordinary transaction;

in each case, if such transaction would be reasonably likely to (i) generate earnings and profits of the Foreign Livent Subsidiary (as determined under the Code) that is taxed at a rate materially lower than the statutory rate applicable to the Foreign Livent Subsidiary in the applicable jurisdiction, (ii) give rise to any income to Parent or the Parent Group under Sections 951 or 951A of the Code or (iii) would otherwise adversely impact the amount of Parent or the Parent Group’s associated deemed-paid foreign tax credits within the meaning of Section 902 of the Code.

(vii)    Livent shall, or shall cause the relevant Lithium Subsidiary to, enter into new gain recognition agreements with respect to the Existing GRAs pursuant to Section 1.367(a)-8 of the Treasury Regulations so as to render an exception set forth in Section 1.367(a)-8(k) available with respect to any “triggering event” arising by reason of the transactions contemplated by the Transaction Documents. Each such new gain recognition agreement shall, to the extent consistent with the corresponding Existing GRA, contain an election under Section 1.367(a)-8(c)(2)(vi) to report any gain recognized under Section 1.367(a)-8(c)(1)(i) in the taxable year during which a gain recognition event occurs.

(c)    Livent Covenants Exceptions. Notwithstanding the provisions of Section 9(b), Livent and the other members of the Lithium Group may take any action that would reasonably be expected to be inconsistent with the covenants contained in (b), if either: (i) Livent notifies Parent of its proposal to take such action and Livent and Parent obtain a ruling from the IRS to the effect that such action will not affect the Intended Tax-Free Treatment; provided, that Livent agrees in writing to bear any expenses associated with obtaining such a ruling and; provided, further, that the Lithium Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of seeking or having obtained such a ruling; or (ii) Livent notifies Parent of its proposal to take such action and obtains an unqualified opinion of counsel (A) from a Tax advisor recognized as an expert in federal income Tax matters and acceptable to Parent in its sole discretion, (B) on which Parent may rely and (C) to the effect that such action “will” not affect the Intended Tax-Free Treatment; provided, that the Lithium Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of having obtained such an opinion.

Section 10.    Protective Section 336(e) Elections.

(a)    Section 336(e) Election. Pursuant to Treasury Regulations Sections 1.336-2(h)(1)(i) and 1.336-2(j), Parent and Livent agree that Parent shall make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for each member of the Lithium Group that is a domestic corporation for U.S. federal income Tax purposes with respect to the Distribution (a “Section 336(e) Election”). It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulations Section 1.336(e)-1(b)(6), by reason of the application of Treasury Regulations Section 1.336-1(b)(5)(i)(B) or Treasury Regulations Section 1.336-1(b)(5)(ii).

(b)    Parent TRA. If any failure of the Intended Tax-Free Treatment of the Contribution, the Distribution or the Separation Payment results in Taxes (including any Taxes attributable to the Section 336(e) Election) that are not allocated to Livent pursuant to Section 3, (i) Parent shall be entitled to periodic payments from Livent equal to the product of (x) 85% of the Tax savings arising from the step-up in Tax basis resulting from the Section 336(e) Election and (y) the percentage of Taxes arising from such failure that are not allocated to Livent pursuant to Section 3, and (ii) the parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments; provided, that any such tax savings in clause (i) shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to the step-up in tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable year, including after the utilization of any carryforwards). Notwithstanding the foregoing, Parent may, at its sole discretion, waive its right to receive any and all payments pursuant to this Section 10(b).

Section 11.    Indemnities.

(a)    Livent Indemnity to Parent. Livent and each other member of the Lithium Group shall jointly and severally indemnify Parent and the other members of the Parent Group against, and hold them harmless, without duplication, from:

(i)    any Tax liability allocated to Livent pursuant to Section 3;

(ii)    any Tax liability and Tax-Related Losses attributable to a breach, after the Distribution Effective Time, by Livent or any other member of the Lithium Group of any representation or covenant contained in this Agreement.

(iii)    any Distribution Taxes and Tax-Related Losses attributable to a Livent Disqualifying Action (including, for the avoidance of doubt, any Taxes and Tax-Related Losses resulting from any action for which the conditions set forth in Section 9(c) are satisfied); and

(iv)    all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii) or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b)    Parent Indemnity to Livent. Except in the case of any liabilities described in Section 11(a), Parent and each other member of the Parent Group will jointly and severally indemnify Livent and the other members of the Lithium Group against, and hold them harmless, without duplication, from:

(i)    any Tax liability allocated to Parent pursuant to Section 3; and

(ii)    all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage;

(c)    Discharge of Indemnity. Livent, Parent and the members of their respective Groups shall discharge their obligations under Section 11(a) or Section 11(b) hereof, respectively, by paying the relevant amount in accordance with Section 12, within 30 Business Days of demand therefor or, to the extent such amount is required to be paid to a Taxing Authority prior to the expiration of such 30 Business Days, at least 10 Business Days prior to the date by which the demanding party is required to pay the related Tax liability. Any such demand shall include a statement showing the amount due under Section 11(a) or Section 11(b), as the case may be. Notwithstanding the foregoing, if any member of the Lithium Group or any member of the Parent Group disputes in good faith the fact or the amount of its obligation under Section 11(a) or Section 11(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 20 hereof; provided, however, that any amount not paid within 30 Business Days of demand therefor shall bear interest as provided in Section 12.

(d)    Tax Benefits. If an indemnification obligation of any Indemnifying party under this Section 11 arises in respect of an adjustment that makes allowable to an Indemnitee any Tax Benefit which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 11(d), minus (ii) the reduction in actual cash Taxes payable by the Indemnitee in the taxable year such indemnification obligation arises, determined on a “with and without” basis.

Section 12.    Payments.

(a)    Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will be due 30

Business Days after the receipt of notice of such payment or, where no notice is required, 30 Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment. With respect to any payment required to be made under this Agreement, Parent has the right to designate, by written notice to Livent, which member of the Parent Group will make or receive such payment.

(b)    Treatment of Payments. To the extent permitted by Applicable Tax Law, any payment made by Parent or any member of the Parent Group to Livent or any member of the Lithium Group, or by Livent or any member of the Lithium Group to Parent or any member of the Parent Group, pursuant to this Agreement, the Separation and Distribution Agreement or any other Transaction Document that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the parties hereto for all Tax purposes as a distribution by Livent to Parent, or a capital contribution from Parent to Livent, as the case may be; provided, however, that any payment made pursuant to Section 2.08 of the Separation and Distribution Agreement shall instead be treated as if the party required to make a payment of received amounts had received such amounts as agent for the other party; provided further that any payment made pursuant to Sections 3.01, 3.02, 3.03 and 3.04 of the Transition Services Agreement shall instead be treated as a payment for services. In the event that a Taxing Authority asserts that a party’s treatment of a payment described in this Section 12(b) should be other than as required herein, such party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 15 of this Agreement.

(c)    No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation and Distribution Agreement or any other Transaction Document, and this Agreement shall be construed accordingly.

Section 13.    Guarantees. Parent or Livent, as the case may be, shall guarantee or otherwise perform the obligations of each other member of the Parent Group or the Lithium Group, respectively, under this Agreement.

Section 14.    Communication and Cooperation.

(a)    Consult and Cooperate. Parent and Livent shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

(i)    the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the Lithium Group (or, in the case of any Tax Return of the Parent Group, the portion of such return that relates to Taxes for which the Lithium Group may be liable pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

(ii)    the execution of any document that may be necessary (including to give effect to Section 15) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

(iii)    the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

(b)    Provide Information. Except as set forth in Section 15, Parent and Livent shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c)    Tax Attribute Matters. Parent and Livent shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the Lithium Group or any member of the Parent Group, respectively.

(d)    Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the Parent Group or Lithium Group, respectively, shall be required to provide any member of the Lithium Group or Parent Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to Livent, the business or assets of any member of the Lithium Group, or matters for which Livent or Parent Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the Parent Group or the Lithium Group, respectively, be required to provide any member of the Lithium Group or Parent Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that Parent or Livent, respectively, determines that the provision of any information to any member of the Lithium Group or Parent Group, respectively, could be commercially detrimental or violate any law or agreement to which Parent or Livent, respectively, is bound, Parent or Livent, respectively, shall not be required to comply with the foregoing terms of this Section 14(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence (and shall promptly provide notice to Parent or Livent, to the extent such access to or copies of any information is provided to a Person other than a member of the Parent Group or Lithium Group (as applicable)).

Section 15.    Audits and Contest.

(a)    Notice. Each of Parent or Livent shall promptly notify the other in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority that may affect the liability of any member of the Lithium Group or the Parent Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying party is prejudiced by such failure

(b)    Parent Control. Notwithstanding anything in this Agreement to the contrary but subject to Section 15(d), Parent shall have the right to control all matters relating to any Tax Return, or any Tax Proceeding, with respect to any Tax matters of a Combined Group or any member of a Combined Group (as such). Parent shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of Livent under Section 11 hereof, (i) Parent shall keep Livent informed of all material developments and events relating to any such Tax Proceeding described in this proviso and (ii) at its own cost and expense, Livent shall have the right to participate in (but not to control) the defense of any such Tax Proceeding.

(c)    Livent Assumption of Control; Non-Distribution Taxes. If Parent determines that the resolution of any matter pursuant to a Tax Proceeding (other than a Tax Proceeding relating to Distribution Taxes) is reasonably likely to have an adverse effect on the Lithium Group with respect to any Post-Distribution Period, Parent, in its sole discretion, may permit Livent to elect to assume control over disposition of such matter at Livent’s sole cost and expense; provided, however, that if Livent so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the Parent Group for any increase in a liability and any reduction of a Tax asset of the Parent Group arising from such matter.

(d)    Livent Participation; Distribution Taxes. Parent shall have the right to control any Tax Proceeding relating to Distribution Taxes; provided, that Parent shall keep Livent fully informed of all material developments and shall permit Livent a reasonable opportunity to participate in the defense of the matter.

Section 16.    Costs and Expenses. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements. For the avoidance of doubt, unless otherwise specifically provided in the Transaction Documents, all liabilities, costs and expenses incurred in connection with this Agreement by or on behalf of Livent or any member of the Lithium Group in any Pre-Distribution Period shall be the responsibility of Parent and shall be assumed in full by Parent.

Section 17.    Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between Parent and Livent, this Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this

Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved. This agreement shall terminate without any further action at any time before the Distribution upon termination of the Separation and Distribution Agreement.

Section 18.    Dispute Resolution. In the event of any dispute relating to this Agreement, the parties shall work together in good faith to resolve such dispute within 30 days. In the event that such dispute is not resolved, upon written notice by a party after such 30-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by Parent and Livent; provided, however, that, if Parent and Livent do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by Parent, one member chosen by Livent, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute. If the parties are unable to find a Tax Arbiter willing to adjudicate the dispute in question and whom the parties, acting in good faith, find acceptable, then the dispute shall be resolved in the manner set forth in Section 9.03 of the Separation and Distribution Agreement .

Section 19.    Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

Section 20.    Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Tax Law.

Section 21.    Principles. This Agreement is intended to calculate and allocate certain Tax liabilities of the members of the Lithium Group and the members of the Parent Group to Livent and Parent (and their respective Groups), and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated by this Agreement shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

Section 22.    Interpretation; Incorporation of Terms by Reference. This Agreement is an “Ancillary Agreement” as such term is defined in the Separation and Distribution Agreement and shall be interpreted in accordance with the terms of the Separation and Distribution Agreement in all respects; provided that in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Separation and Distribution Agreement in respect of the subject matter of this Agreement, the terms of this Agreement shall control in all respects. Sections 9.04, 9.05, 9.06, 9.07 (other than 9.07(d)), 9.08, 9.09, 9.10, 9.11, 9.12, 9.13, 9.15, 9.16 and 9.17 (subject to the immediately preceding sentence) of the Separation and Distribution Agreement shall each be incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

FMC on its own behalf and on behalf of the members of the Parent Group

By:

Name:
Title:

Livent on its own behalf and on behalf of the members of the Lithium Group

By:

Name:
Title:

[SIGNATURE PAGE TO TAX MATTERS AGREEMENT]